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[Valentis, Inc. Logo]                                              EXHIBIT 99.1


VALENTIS, INC.

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VALENTIS, INC.                             SMALLCAPS ONLINE GROUP LLC              BURNS MCCLELLAN, INC.
Bennet Weintraub (CFO, VP Finance)         Darcey Rakestraw (media)                Stephanie Diaz (investors)
(650) 697-1900 x.214                       (212) 554-4158                          (415) 352-6262
bweintraub@valentis.com                    drakestraw@smallcapsonline.com          sdiaz@sf.burnsmc.com
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For Immediate Release
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                      VALENTIS ANNOUNCES MANAGEMENT CHANGE
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BURLINGAME, CA, FEBRUARY 2, 2000 - Valentis, Inc. (NASDAQ: VLTS) today announced that Kenneth Lynn, who has served the company as Senior Vice President,
Corporate Development and Legal Affairs, is relinquishing his position as a corporate officer and will move into a half-time role with Valentis. This enables him to participate in the establishment of a start-up venture in his hometown of Denver, Colorado.

"Ken has built a strong business development and legal team at Valentis," said Benjamin F. McGraw, President and CEO of Valentis. "His continued involvement with the company will ensure the continuity of our programs".

Valentis, Inc. (resulting from the combination of Megabios, Corp., GeneMedicine, Inc. and PolyMASC Pharmaceuticals plc) is a leader in the field of biologics delivery. The Company develops proprietary technologies and applies its preclinical and early clinical development expertise to create novel therapeutics. The Company's core technologies include multiple gene delivery and gene expression systems and PEGylation technologies designed to improve the safety, efficacy and dosing characteristics of genes, proteins, peptides, peptidomimetics, antibodies and replicating and non-replicating viruses.

These technologies are covered by a broad patent portfolio that includes issued U.S. and European claims. Valentis' commercial strategy is to enter into corporate collaborations for full-scale clinical development and marketing and sales of products. Valentis itself, or through its wholly-owned subsidiary PolyMASC Pharmaceuticals, currently has corporate collaborations with Roche Holdings, Eli Lilly, and Glaxo Wellcome, Transkaryotic Therapies, Onyx Pharmaceuticals and Bayer International, and a manufacturing partnership with DSM Biologics and Qiagen N.V. Additional information about Valentis and PolyMASC can be found at WWW.VALENTIS.COM and WWW.POLYMASC.COM.

Statements in this press release that are not strictly historical are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. There can be no assurance that Valentis will be able to develop a commercially viable gene-based therapeutic, that any of its programs will be partnered with a pharmaceutical partner, that necessary regulatory approvals will be obtained, or that any clinical trials will be successful. The actual results may differ from those projected in the forward-looking statement due to risks and uncertainties that exist in the Company's operations and business environment. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 1999 and quarterly report on Form 10-Q for the period ended September 30, 1999 filed with the Securities and Exchange Commission.

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